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Christine Ay Tjoe

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Price Records Set Since 2021

Ay Tjoe's market is growing rapidly. In 2022, auction sales for her work reached $7.1 million, which is her current all-time high.

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Sharpe Ratio Surpassing Major Markets

Ay Tjoe's market has one of the highest Sharpe Ratios of any artist tracked by Masterworks at 1.23, which is more than double that of the entire Art Market as well as the S&P 500 over the same period.[1]


Ay Tjoe's Market
1.23
All Art
0.51
S&P 500
0.48

Growing Actively

Her market has seen **significant growth** in recent years, with a 44.0% Annual Record Price Growth Rate based on data from November 2006 to June 2023.[2]


44.0% Annual Record Price Growth Rate
Sotheby's 蘇富比

Uniquely Desired

Works similar to this offering have seen a **28.7% Annual Appreciation Rate,** based on data from 2008-2022.[3]


$1.4M
$1.1M
$0.7M
$0.4M
2008 2009 2010 2011 2012 2013 2015 2016 2017 2018 2019 2020 2021 2022

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More information on the Offering Circular can be found at sec.gov

1. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Christine Ay Tjoe has a risk-adjusted appreciation of 1.31. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Christine Ay Tjoe have a record price compound annual growth rate ("CAGR") of 44.0% from November 26, 2006 to June 30, 2023. This calculation is based on (i) a record price of $3,341 on November 26, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,416,635, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Christine Ay Tjoe with the following criteria: Works from 2008 to present, measuring between 50 and 80 inches in size. The set excludes works that are predominantly red or black, works with full composition, and works with clear figures or text. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 28.71% CAGR implied from selected sales occurring from October 6, 2008 to December 1, 2022.

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Art sales price data and metrics are used for comparative modeling purposes only. Each painting is unique, and historical price trends of a group of selected artwork are not a direct proxy for the historical price performance of any specific painting or any investment in securities referenced. The data shown represents the whole art and is not comparative to an investment in our offerings, which includes fees and expenses.

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